UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2010 (January 29, 2010)

Behringer Harvard Multifamily REIT I, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-3600
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Third Amended and Restated Advisory Management Agreement

On January 29, 2010, Behringer Harvard Multifamily REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”) and Behringer Harvard Multifamily Advisors I LP, our advisor, entered into the Third Amended and Restated Advisory Management Agreement (the “Amended and Restated Agreement”) which amends and restates the Second Amended and Restated Advisory Management Agreement dated April 1, 2009.  In the Amended and Restated Agreement, the subordinated disposition fee has been removed.  Accordingly, the advisor will not be paid a subordinated disposition fee for providing services in connection with the sale of one or more of our assets.

The Amended and Restated Agreement also amends the definition of acquisition expenses to clarify that if our advisor directly provides services formerly provided or usually provided by third parties, including without limitation accounting services related to the preparation of audits required by the U.S. Securities and Exchange Commission, property condition reports, title services, title insurance, insurance brokerage or environmental services related to the preparation of environmental assessments in connection with a prospective or completed investment, the direct employee costs and burden to our advisor of providing these services will be acquisition expenses.  These services will not be considered services for which our advisor is entitled to compensation in the form of a separate fee.  Pursuant to the Amended and Restated Agreement, acquisition expenses also include any payments made to (i) a prospective seller of an asset, (ii) an agent of a prospective seller of an asset, or (iii) a party that has the right to control the sale of an asset intended for investment by us that are not refundable and that are not ultimately applied against the purchase price for such asset.  Furthermore, the Amended and Restated Agreement provides that we shall pay directly or reimburse the advisor for the expenses listed in the previous sentence, regardless of whether they relate to an investment that we make or do not make.

The Amended and Restated Agreement further provides that if the agreement is terminated or not renewed due to a material breach by our advisor before our advisor’s or our reimbursement of organization and offering expenses, the appropriate party must make any necessary reimbursement within 90 days after the end of the year in which the primary offering terminates; provided that the advisor will only reimburse us such that organization and offering expenses (other than selling commissions and the dealer manager fee), together with organization and offering expenses previously advanced by the advisor related to a prior offering of our shares that were not reimbursed out of proceeds from the prior offering, incurred by us through the termination date do not exceed 1.5% of the gross proceeds from the completed primary offering.  If the agreement is terminated or not renewed for reasons other than a material breach by our advisor, the Amended and Restated Agreement requires the appropriate party to make any necessary reimbursement within 90 days after the end of the year in which the primary offering terminates; provided that the advisor will only reimburse us such that organization and offering expenses (including selling commissions and the dealer manager fee) incurred by us through the termination date do not exceed 15% of the gross proceeds from the completed primary offering.

The Lofts at Park Crest

On January 29, 2010, Behringer Harvard Multifamily OP I LP, our operating partnership, entered into an agreement to purchase a multifamily community known as The Lofts at Park Crest, located in McLean, Virginia (“Park Crest”), from an unaffiliated seller, Park Crest Building 5 Associates, LLC, a Virginia limited liability company.  Park Crest is a 131-unit multifamily community with 66,600 square feet of retail space currently occupied by a Harris Teeter grocery store.  Park Crest has amenities, including, but not limited to, an athletic club and a pool and sun terrace.  The contract purchase price for

Park Crest is $67.5 million, excluding closing costs.  On February 1, 2010, we made an earnest money deposit of $1.5 million.  Upon satisfaction of certain conditions, but prior to closing, we will be obligated to provide an additional $2.5 million in earnest money.  If the purchase is consummated, we expect that the purchase price will be funded from proceeds of our initial public offering.

The consummation of the purchase of this multifamily community is subject to substantial conditions.  The consummation of this acquisition generally will depend upon:

•                  the satisfaction of the conditions to the acquisition contained in the relevant contracts;

•                  no material adverse change occurring relating to the property; and

•                  our receipt of satisfactory due diligence information, including but not limited to, environmental and property condition reports, and lease information.

Other assets may be identified in the future that we may acquire before or instead of the investment described above.  At the time of this filing, we cannot make any assurances that the closing of this investment is probable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Dated: February 2, 2010	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President — Corporate Development & Legal